Exhibit 16.1

Chang G. Park, CPA, Ph. D.
♦ 2667 CANIMO DEL RIO SOUTH PLAZA B ♦SAN DIEGO ♦ CALIFORNIA 92108-3707♦
♦ TELEPHONE (858)722-5953 ♦ FAX (858) 761-0341  ♦ FAX (858) 764-5480
♦ E-MAIL changgpark@gmail.com ♦

February 14, 2011

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen

I have read the statements included under Item 4.01 in the Form 8-K, dated February 13, 2011 of Green Carbon Technologies Corp. (the Company) to be filed with the Securities and Exchange Commission and I agree with such statements insofar as they relate to our dismissal. We have no knowledge about the appointment of M&K CPAs was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Chang G. Park
_____________________
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board